Filed Pursuant to Rule 433

Registration Statement No. 333-217914

Final Term Sheet for the Notes

The Korea Development Bank

Final Term Sheet for US$500,000,000 3.00% Notes due 2022 (the “2022 Notes”)

February 12, 2019

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$500,000,000

Maturity date	March 19, 2022

Settlement date	On or about February 19, 2019, which will be the fourth business day following the date of this final term sheet. If you wish to trade the 2022 Notes on any day prior to the second business day from the settlement, because the 2022 Notes will initially settle in T+4, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	3.00% per annum (payable semi-annually)

Interest payment dates	February 19 and August 19 of each year, commencing on August 19, 2019 and with interest accruing from February 19, 2019. Notwithstanding the foregoing, the last interest payment on the 2022 Notes will be made on March 19, 2022 in respect of the period from and including August 19, 2021 to but excluding March 19, 2022. If any interest payment date or the maturity date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.605%

Gross proceeds	US$498,025,000

Underwriting discounts	0.30%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$496,525,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Application has been made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2022 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 CV8

ISIN	US500630CV81

Ratings	Aa2 (Moody’s) / AA (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	BNP Paribas, Goldman Sachs International, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mirae Asset Daewoo Co., Ltd., Mizuho Securities USA LLC and Société Générale

The Korea Development Bank

Final Term Sheet for US$500,000,000 3.25% Notes due 2024 (the “2024 Notes”)

February 12, 2019

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$500,000,000

Maturity date	February 19, 2024

Settlement date	On or about February 19, 2019, which will be the fourth business day following the date of this final term sheet. If you wish to trade the 2024 Notes on any day prior to the second business day from the settlement, because the 2024 Notes will initially settle in T+4, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	3.25% per annum (payable semi-annually)

Interest payment dates

February 19 and August 19 of each year, commencing on August 19, 2019 and with interest accruing from February 19, 2019. If any interest payment date or the maturity date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.575%

Gross proceeds	US$497,875,000

Underwriting discounts	0.30%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$496,375,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Application has been made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2024 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 CW6

ISIN	US500630CW64

Ratings	Aa2 (Moody’s) / AA (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	BNP Paribas, Goldman Sachs International, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mirae Asset Daewoo Co., Ltd., Mizuho Securities USA LLC and Société Générale

These Final Term Sheets should be read in conjunction with the prospectus dated June 14, 2018, as supplemented by the preliminary prospectus supplement dated February 12, 2019 (the “Preliminary Prospectus”), relating to the Notes. All references to the “Notes” herein and in the Preliminary Prospectus are to the 2022 Notes and the 2024 Notes, collectively.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents free of charge by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-637-7455.

The most recent prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/869318/000119312519034715/d660148d424b5.htm

Notification under Section 309B(1)(c) of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”): The Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the securities are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.